Exhibit T3A.6

Authorized Translation NOTARY Dlah Guntari L. Soemarwoto, SH Decree of Minister of Justice and Human Rights of Republic of Indonesia Number C-783.HT.03.02-Th.2002 Dated 13th May 2002 Deed : ESTABLISHMENT OF LIMITED LIABILITY COMPANY PT. OLIO ENERGY INDONESIA Number : = 4 = Dated : 20th APRIL 2009. Jl. Sultan Agung No. 3 South Jakarta Phones: (62-21) 83796396, 83796397 Fax. (62-21)8302041

Authorized Translation ESTABLISHMENT DEED OF LIMITED LIABILITY COMPANY PT. OLIO ENERGY INDONESIA Number : 4—On this day, Monday, dated 20-4-2009 (the twentieth day of April two thousand and nine).—At 11.30 WIB (eleven past thirty minutes Western Indonesia Time).—Appeared before me, DIAH GUNTARI LISTIANINGSIH SOEMARWOTO, Sarjana Hukum, Notary in Jakarta, in the presence of witnesses known by me, Notary and whose names will be mentioned by the end of this deed; 1. Mister RAMLI BIN MD NOR, born in Negeri Sembilan, on 1-1-1958 (the first day of January nineteen fifty eight), private person, Malaysia Citizen, residing in Malaysia, number 48 jalan U1/13A Seksyen U1 Glenmarie Residents, Shah Alam, Selangor, holder of passport number A10694127;—temporary staying in Jakarta;—according to his statement in this matter legally act to represent and on behalf of OLIO RESOURCHES Sdn, Bhd, a company established based on the law of

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Authorized Translation Malaysia, having its head office in B-20-7 Megah Avenue II, 12 Jalan Yap Kwan Seng, Kuala Lumpur. 2. Miss ANGGRAINI PROVITASARI, born in Semarang, on 14-7-1979 (the fourteenth day of July nineteen seventy nine), private person, Indonesian Citizen, residing in Bekasi, Kampung Pondok Benda, Neighborhood Association 007, Citizenship Association 002, Jatirasa Sub-District, Jatiasih District, holder of Identity Card number: 3276095407780020;—temporary staying in Jakarta;—according to her statement in this matter acting as proxy, by virtue of Power of Attorney, privately made, duly stamp, dated 23-2-2009 (the twenty third day of February two thousand and nine), in which its original is attached to the minute of this deed, of and therefore for and on behalf of: Mister TESSAR RIFIANTO, born in Balikpapan, on 19-11-1983 (the nineteenth day of November nineteen eighty three), private person, Indonesian Citizen, residing in Depok, Jalan Sakura number 445 A Block F, Neighborhood Association 005, Citizenship Association 015, Cinere Sub-District,

Authorized Translation Limo District, holder of Identity Card number: 3276041911830002;—The appearers is known to me, Notary;—The appearers acting in his/her capacity as mentioned above hereby declares, that without prejudice to permits from the competent authorities, agree and undertake to jointly established a Limited Liability Company is established under the Law number 25 of 2007 (two thousand and seven) on Foreign Investment and accordance with and the Approval Letter of Foreign Investment issued by the Investment Coordinating Board, dated 24-3-2009 (the twenty fourth day of March two thousand and nine) number 313/I/PMA/2009, with the Articles of Association as contained in this establishment deed, (hereinafter referred to as “Articles of Association”) as follows: NAME AND DOMICILE Article 1. 1. This limited liability company shall be named: PT. OLIO ENERGY INDONESIA (hereinafter referred to as “Company”), domiciled in South Jakarta. 2. The Company may open branches or representative offices in any other places, both within and/or outside

Authorized Translation the territory of the Republic of Indonesia as may be determined by the Board of Directors upon approval of the Board of Commissioners. DURATION OF THE COMPANY ESTABLISHMENT Article 2. The Company shall be incorporated for undefined period of time by observing the provisions of the Law number 25 of 2007 on Investment. PURPOSES AND OBJECTIVES AND BUSINESS ACTIVITIES Article 3. 1. The purposes and objectives of this Company shall be:—To run business in the field of trade. 2. To achieve the said purpose and objective, the Company may conduct in the following business activities:—To run business in the field of trade, including the import and export trade as well as acting as a distributor, agent and as representatives of other companies, both domestic and foreign companies, especially the trade on oil and natural gas mining support equipments and equipment for offshore oil drilling (rig) facilities; CAPITAL

Authorized Translation Article 4. 1. The company’s authorized capital shall be in amount of Rp.4.704.000.000,- four billion seven hundred and four million rupiah (USD 400.000,00—four hundred thousand United States Dollars) divided into 400.000 (four hundred thousand) shares, each share with nominal value of Rp. 11.760,- eleven thousand seven hundred and sixty rupiah (USD.1.- one United States Dollar). 2. Of the aforesaid authorized capital, it has been issued and paid up 100% (one hundred percent), or in amount of 100.000 (one hundred thousand) shares with total nominal value amounting to Rp.1.176.000.000,- one billion one hundred and seventy six million Rupiah (USD.100.000,00—one hundred thousand United States Dollars) by the founders who have retrieved for the shares and the details and nominal value of the shares stated at the end of this deed. 3. Shares in portfolio may be issued by the company in accordance with the Company’s needs for capital upon approval of a General Meeting of Shareholders. 4. Shareholders whose names are registered in the Shareholder Register shall have preemptive right to

Authorized Translation retrieve the shares which will be issued within 60 (sixty) calendar days as of the offering date and each of the shareholders has rights to retrieve in proportion to the total shares owned by them (proportional) either to the shares that become their portion or to the remaining shares that are not retrieved by the other shareholders. 5. When after the lapse of the 60 (sixty) calendar days period as of the offering to shareholders, that there are still any shares left that has not been retrieved, the Board of Directors shall be at liberty to offer such remaining shares to any third parties. SHARE Article 5 1. All shares issued by the Company are registered shares. 2. Share ownership evidence may be in the form of share certificate. 3. In case the Company does not issue share certificate, share ownership can be proven with certificate or note issued by the Company. 4. If a share certificate is issued, each share shall be provided with one share certificate.

Authorized Translation 5. A collective share certificate may be issued as evidence of ownership of 2 (two) or more shares owned by a shareholder. 6. Each share certificate shall at least mention: a. name and address of the shareholder; b. serial number of the share certificate; c. nominal value of the share; d. date of issuance of the share certificate; 7. A collective share certificate shall at least mention: a. name and address of the shareholder; b. serial number of the collective share certificate; c. serial number of shares and quantity of shares; d. nominal value of the share; e. date of issuance of the collective share certificate; 8. Share certificate and collective share certificate must be signed by the President Director and President Commissioner. DUPLICATE OF SHARE CERTIFICATES Article 6. In event share certificates are damaged or can not be used anymore, then the Board of Directors shall issue the substitute at the request of and to the person

Authorized Translation concerned after the said damaged and unused share certificate has been delivered to the Board of Directors. 2. The share certificate as referred to in paragraph 1 shall further be written off and from this event the minutes shall be drawn-up by the Board of Directors and reported in the next General Meeting of Shareholders. 3. If a share certificate is lost, then at the request of the person concerned, the Board of Directors shall give a duplicate for the lost certificate, after in the opinion of the Board of Directors the loss is sufficiently proved and with a warranty considered necessary by the Board of Directors for each special event. 4. After the duplicate has been issued, then the original certificate shall no longer be valid for the Company. 5. All expenses related to the issuance of the substitute share certificates shall be borne by the shareholder concerned. 6. The provision as mentioned at paragraph 1, paragraph 2, paragraph 3, paragraph 4, and paragraph 5, shall also be applied in mutatis mutandis for the issuance of collective certificates duplicate. TRANSFER OF RIGHTS OF SHARE Article 7.

Authorized Translation 1. Transfer of rights of a share shall be based on a rights transfer deed signed by the transferor and the transferee or their authorized representatives; 2. a. The shareholder who wants to transfer a share(s), then he/she is obliged to previously offer it in writing to other shareholders by stating price and requirements of the sale and inform to the Board of Directors in writing of such an offer and within 60 (sixty) days of the offer made, the other shareholders shall state accept or reject the offer, b. If after the expiration of a period of 60 (sixty) days turned out to be offered shares not purchased by other shareholders, the shares can be offered to third parties by stipulation should use terms and conditions (including price) should not be smaller than what has been offered to other shareholders and the sale must be completed within a period of 210 (two hundred and ten) days since the expiry of 60 (sixty) days.—If after the expiration of 210 (two hundred and ten) days does not happen purchase of shares, the shares shall be deemed to have never been offered, and if

Authorized Translation offered for sale must comply with the procedures for the sale referred to in this paragraph. c. If it turns out because of a rule or regulation or government policy prohibiting shareholders to own or purchase shares on offer, the shareholder is entitled to appoint another party is allowed. d. Transfer provisions referred to in paragraph of this Article shall not apply if the shares will be transferred to an affiliated party. 3. A transfer of right on shares must obtain approval of General Meeting of Shareholders and the authorized institution, if the statutory regulation requires so. 4. From the summons day of the General Meeting of Shareholders up to the day of the Meeting, the transfer right on share is not allowed. GENERAL MEETING OF SHAREHOLDERS Article 8. 1. General Meeting of Shareholders hereinafter referred to as General Meeting of Shareholders, are: a. The Annual General Meeting of Shareholders; b. Other General Meetings of Shareholders hereinafter in the Articles of Association referred

Authorized Translation to as The Extraordinary General Meeting of Shareholders. 2. The term General Meeting of Shareholders in these Articles of Association refers to both of them, namely the Annual General Meeting of Shareholders and Extraordinary General Meeting of Shareholders, unless clearly stated otherwise. 3. In the Annual General Meeting of Shareholders: a. The Board of Directors shall submit:—annual report that has been reviewed by the Board of Commissioners in order to obtain the approval of the General Meeting of Shareholders;—financial report in order to obtain the approval of meeting. b. The Company’s profit utilization shall be decided, if the Company gains positive profit balance; c. The other agendas of the General Meeting of Shareholders which have been proposed accordingly by observing the Articles of Association shall be decided. 4. The approval of the annual report and legalization of financial report by the Annual General Meeting of

Authorized Translation Shareholders means giving full settlement and acquittal liability to the members of the Board of Directors and the Board of Commissioners for their management or supervision carried out during the past fiscal year, as long as the actions are reflected in the Annual report and Financial Report. 5. Extraordinary General Meeting of Shareholders may be held any time as considered necessary to discuss and decide agenda of the meeting, except agenda of the meeting as referred to in paragraph 3 letter a and letter b, by observing statutory regulation and the Articles of Association. PLACE AND SUMMONS AND CHAIRPERSON OF GENERAL MEETING OF SHAREHOLDERS Article 9. 1. The General Meeting of Shareholders shall be held at the Company’s domicile or at the Company’s business center. 2. General Meeting of Shareholders shall be held by first conducting summons to the shareholders by registered letter and/or by advertisement in newspaper. 3. Summons shall be held at the latest 14 (fourteen) days prior to the General Meeting of Shareholders without

Authorized Translation taking into account the date of summons and the date of the General Meeting of Shareholders. 4. In summon it should be listed agenda, time and place of the General Meeting of Shareholders. 5. General Meeting of Shareholders shall be chaired by the President Director. 6. If the President Director is absent or indisposed due to any reason whatsoever not necessarily to be proven to any third party, General Meeting of Shareholders shall be chaired by one of Director appointed by President Director. 7. If all Directors are absent or indisposed due to any reason whatsoever not necessarily to be proven to any third party, General Meeting of Shareholders shall be chaired by one of the members of the Board of Commissioners. 8. If all members of the Board of Commissioners are absent or indisposed due to any reason whatsoever not necessarily to be proven to any third party, General Meeting of Shareholders shall be chaired by a person nominated by and from those present in the meeting. QUORUM, VOTING RIGHT AND DECISION OF GENERAL MEETING OF SHAREHOLDERS

Authorized Translation Article 10. 1. General Meeting of Shareholders may be held if the quorum is required in the presence of the law on Limited Liability Company has been met, as follows: 2. Voting concerning persons shall be carried out by an unsigned-folded ballot and verbally for other matters, unless chairman of the General Meeting of Shareholders determines otherwise without any objection from the shareholders present in the General Meeting of Shareholders. 3. Blank votes or illegal votes shall be considered not exist and shall not be counted in determining the total vote cast in the General Meeting of Shareholders. 4. General Meeting of Shareholders may make decisions based on discussion to reach agreement or based on pro vote cast in the General Meeting of Shareholders as determined in Law. THE BOARD OF DIRECTORS Article 11. 1. The Company shall be managed and chaired by a Board of Directors consisting at least 3 (three) members of the Board of Directors, President Director and 1 (one) of Director will be appointed from the candidates

Authorized Translation nominated by Indonesian shareholders and 1 (one) other Director appointed from candidates nominated by the foreign shareholders. 2. If there are more than one of Director, then one of them may be nominated as President Director. 3. Members of Board of Directors shall be appointed by General Meeting of Shareholders for 3 (three) years term without prejudiced to the right of the General Meeting of Shareholders to dismiss them at anytime. 4. If due to any reason the position of a member or more or all positions of members of Board of Directors are vacant, then within 30 (thirty) days after the vacancy has occurred a General Meeting of Shareholders shall be held to fill such vacancy by observing the provisions of statutory regulations and Articles of Association. 5. If due to any reason all positions of members of Board of Directors are vacant, the Company shall temporarily be managed by a member of Board of Commissioners appointed by the Meeting of Board of Commissioners. 6. A member of Board of Directors shall be entitled to resign from his/her position by notifying in writing to the Company at the latest 30 (thirty) days before the day of resignation.

Authorized Translation 7. The office term of a member of the Board of Directors shall terminate if: a. resigning pursuant to the provision of paragraph 6; b. no longer meet the requirements of statutory regulations; c. passed away; d. dismissed based on the decision of General Meeting of Shareholders; TASKS AND AUTHORITIES OF BOARD OF DIRECTORS Article 12. 1. The Board of Directors shall be entitled to represent the Company inside and outside the Court concerning all matters and in all occurrences, to bind the Company to another party and another party to the Company, and to take all actions, either concerning management or ownership, however with limitation that: a. Rent or lease (including make changes on the terms and conditions of the existing lease) of fixed and movable assets owned by the company; b. Transfer, release of rights or asset guarantees of the Company which is not largely richness of the Company;

Authorized Translation c. to borrow or lend money on behalf of the Company (excluding withdrawal Company’s monies in banks); d. Signing contracts or other obligations or perform a transaction or several transactions related to the value of more than USD 10,000 (ten thousand United States Dollars) or equivalent value in other currencies; e. Giving corporate guarantees either for the benefit of its subsidiaries or for the benefit of others. f. Establish a business or participate in other companies both inside and outside the country; -shall be upon approval of the Board of Commissioners. 1. a. The President Director shall be entitled and authorized to act for and on behalf of the Board of Directors and to represent the Company. b. In case the President Director is absent or indisposed due to any reason, which matter is not necessary to be proven to the third party, then one of other members of the Board of Directors shall be entitled and authorized to act for and on behalf of the Board of Directors and to represent the Company.

Authorized Translation 3. In case there is only one member of the Board of Directors then all the duties and authorities given to the President Director or other members of the Board of Directors in the Articles of Association shall also apply to him/her. MEETING OF BOARD OF DIRECTORS Article 13. 1. Meeting of Board of Directors may be held at any time when considered necessary by and/or written request from : a. one or more member(s) of Board of Directors; b. one or more member(s) of Board of Commissioners; or c. one or more shareholder(s) jointly representing 1/10 (one tenth) or more of the entire shares with voting rights. 2. The summons of the Meeting of the Board of Directors shall be conducted by the member of the Board of Directors entitled to act for an on behalf of the Board of Directors pursuant to the provision of Article 9 hereof. 3. The summons of the Meeting of the Board of Directors shall be delivered by registered letter or personally to each member of the Board of Directors by receiving

Authorized Translation receipt at least 3 (three) days prior to the meeting, without considering the date of summons and the date of meeting. 4. The summons shall mention the agenda, date, time and place of the meeting. 5. Meeting of Board of Directors shall be held in the Company’s domicile or Company’s business center. 6. If all members of the Board of Directors are present or represented, a prior summons is not required and the Meeting may be held anywhere and it is also entitled to make a binding decision. 7. Meeting of Board of Directors shall be chaired by the President Director, in case the President Director is absent or indisposed, which matter is not necessarily to be proven to the third party, Meeting of Board of Directors shall be chaired by a person appointed by and from those members of the Board of Directors present. 8. A member of the Board of Directors may be represented in the Meeting only by another member of the Board of Directors by virtue of a power of attorney. 9. Meeting of Board of Directors is legal and entitled to make binding decisions when more than 1/2 (one half)

Authorized Translation of total members of the Board of Directors are present or represented in the Meeting. 10. Resolutions of Meeting of Board of Directors must be adopted by deliberation to reach a consensus—If meeting fails to make a resolution, the resolution shall be adopted based on pro votes of more than 1/2 (one half) of the votes cast legally in the meeting. 11. In event of tie votes (pro-vote and contra-vote is equal), the proposal was rejected. 12. a. Each member of the Board of Directors present is entitled to cast 1 (one) vote and 1 (one) additional vote for every other member of the Board of Directors represented by him(her). b. Voting concerning persons shall be carried out by an unsigned-folded ballot, voting on other matters shall be carried out verbally, unless the Chairman of the Meeting determines otherwise without any objection from those present. c. Blank votes and illegal votes shall be considered not to cast legally and, therefore, shall be considered not exist and shall not be counted in determining the total vote cast.

Authorized Translation 13. The Board of Directors may also make legal decisions without holding a Meeting of the Board of Directors, provided that all members of the Board of Directors have been notified in writing concerning the proposal concerned and all members of the Board of Directors have given their approval on the proposed proposal as proved by the signed written approval. Decisions made in such a manner have the same power as decisions made legally in the meeting of Board of Directors. BOARD OF COMMISSIONERS Article 14. 1. The Board of Commissioners shall consist of 3 (three) Commissioner(s), President Commissioner, and 1 (one) of member of the Board of Commissioners is appointed from candidates nominated by the foreign shareholder and 1 (one) of other member of the Board of Commissioners is appointed from candidates nominated by the Indonesian shareholder.—If it is appointed more than one member of the Board of Commissioners, then one of them can be appointed as the President Commissioner. 2. Members of the Board of Commissioners shall be appointed by the General Meeting of Shareholders,

Authorized Translation respectively for the period of 3 (three) years and without prejudicing to the right of the General Meeting of Shareholders to dismiss them at any time. 3. If due to whatever reason, the position of a member of the Board of Commissioners is vacant, then within 30 (thirty) calendar days after the vacancy, a General Meeting of Shareholders shall be held for fulfilling that vacancy, by observing the provisions as referred to in paragraph 2 of this article. 4. When deemed necessary by the Board of Commissioners, the Board of Commissioners may assign one of them as the Representative Commissioner, as referred to in Article 120 of Law No. 40 of 2007 with the tasks and authority to supervise the discretion of the management of the Company and advise the Board of Directors, including to provide certain agreements for and on behalf of the Board od Commissioners in accordance with the provisions of the Articles of Association. 5. A member of the Board of Commissioners shall be entitled to resign from his office by notifying in writing to the company concerning his intention at least 30 (thirty) days in advance prior to his resignation date.

Authorized Translation 6. The position of a member of Board of Commissioners terminates if: a. he/she resigns pursuant to the provision of paragraph 5; b. fails to fulfill the prevailing statutory regulations; c. passed away; d. dismissed pursuant to resolution of General Meeting of Shareholders. TASKS AND AUTHORITIES OF THE BOARD OF COMMISSIONERS Article 15. 1. The Board of Commissioners at any time within office hour of the Company shall be entitled to enter premises or other places used or controlled by the Company and is entitled to examine all books, letters and other evidence instrument, verify and to match condition of cash money and others and is entitled to know all action already performed by the Board of Directors. 2. The Board of Directors and each member of the Board of Directors shall be obliged to give explanation concerning all matters inquired by the Board of Commissioners.

Authorized Translation 3. If all members of the Board of Directors are suspended and the Company has no members of Board of Directors then the Board of Commissioners shall be obliged to temporarily manage the Company. In this case the Board of Commissioners shall be entitled to give temporary authorizations to one or more between the members of Board of Commissioners on responsible of the Board of Commissioners. 4. In case there is only one Commissioner, then all tasks and authorities given to the President Commissioner or to the other member of Board of Commissioners in this Articles of Association shall also be valid for him/her. MEETING OF THE BOARD OF COMMISSIONERS Article 16. -The provision as mentioned in Article 13 applies on mutatis- mutandis basis for meeting of Board of Commissioners. WORK PLAN, FISCAL YEAR AND ANNUAL REPORT Article 17 1. The Board of Directors submits work plan that includes annual budget of the Company to the Board of Commissioners to obtain its approval, before the fiscal year starts.

Authorized Translation 2. Work Plan as referred to in paragraph 1 must be submitted at the latest 30 (thirty) days before the commencement the next fiscal year. 3. The fiscal year of the Company shall commence from the 1 (first) of January until the 31 (thirty-first) of December. At the end of December every year, the Company’s accounts are closed. For the first time the Company’s account shall commence on the date of this Deed of Establishment and be closed on 31-12-2009 (the thirty first day of December two thousand and nine). 4. The Board of Directors prepares annual report and makes it available at the Company’s office to be examined by the Shareholders commencing the date of summons of the Annual General Meeting of Shareholders. PROFIT UTILIZATION AND DIVIDEND APPORTIONMENT Article 18. i 1. The net profit of the Company in a fiscal year as mentioned in the balance sheet and profit and loss account that have been legalized by the Annual General Meeting of Shareholders and constitute positive balance

Authorized Translation shall be apportioned according to a utilization procedure determined by the General Meeting of Shareholders. 1. If the profit and loss account in a year shows a loss that can not be covered with the reserve fund, then the loss shall remain to be recorded and included in the profit and loss account and in the next fiscal year the Company shall be considered not gaining profit as long as the loss recorded and included in the profit and loss account has not yet been covered at all. INTERIM DIVIDEND Article 19. 1. By observing the provision in the legislation regulation, the Company may apportion interim dividends before the fiscal year of the company closed. 2. The apportionment of interim dividends shall be based on the resolution of the Board of Directors after obtaining the approval of the Board of Commissioners. 3. In case after the closing of the fiscal year it appears that the Company suffers losses, the interim dividends that have been apportioned shall be returned to the Company. 4. The Board of Directors and Board of Commissioners shall be jointly responsible for the Company’s losses, in \

Authorized Translation case the shareholders fail to return the interim dividends as intended in paragraph 3 of this article. RESERVE FUND UTILIZATION Article 20. 1. Portion of profit provided to reserve fund shall be determined up to the amount of 20% (twenty percent) of total issued and paid up capital shall only be used to cover losses which can not be covered by other reserve funds. 2. If the amount of reserve fund exceeds such an amount of 20% (twenty percent), the General Meeting of Shareholders may determine in order that amount of reserve fund exceeding is used for Company’s interests. 3. Reserve as referred to in paragraph 1 which are not yet utilized to cover loses and surplus of reserve fund as referred to in paragraph 2 of which the utilization is not yet determined by the Board of Directors shall be managed by the Board of Directors in an appropriate way in the opinion of the Board of Directors under the approval of the Board of Commissioners and by observing the prevailing statutory regulations. CLOSING REGULATIONS Article 21.

Authorized Translation—All matters that are not or insufficiently regulated in these Articles of Association will be determined by the General Meeting of Shareholders.—Finally, the appearers acting in his capacity as aforesaid declared that: 1. For the first time it has been retrieved and fully paid in cash through the Company’s account, by the founders: a. The said OLIO RESOURCHES Sdn, Bhd, in amount of 60.000 (sixty thousand) shares with total nominal value of seven hundred five million six hundred thousand Rupiah (USD 60.000,00 sixty thousand United States Dollars) Rp. 705.600.000,- b. the said Mr. TESSAR RIFIANTO, in amount of 40.000 (forty thousand) shares with total nominal

Authorized Translation value of four hundred seventy million four hundred thousand Rupiah (USD 40.000,00 forty thousand United States Dollars); Rp. 470.400.000,—So that totally 100.000 (one hundred thousand) shares with total nominal value of one billion one hundred seventy six million Rupiah (USD 100.000,00 one hundred thousand United States Dollars). Rp. 1.176.000.000,- Deviating from the provision in Article 11 and Article 14 of these Articles of Association concerning the procedures of appointment of members of Board of Directors and Board of Commissioners, it has been appointed as:—President Director : Mr. TESSAR in Balikpa RIFIANTO, born pan, dated 19-11-

Authorized Translation 1983 (the nineteenth day of November nineteen and eighty three), private-person, Indonesian Citizen, residing in Depok, Jalan Sakura number 445 A Blok F, Neighborhood Association 005, Citizenship Association 015, Cinere Sub- District, Limo District, holder of Identty Card number 3276041911830002;—Director : Mr. FAREH ISHRAF BIN MD HANIPAH, born in Johor, dated 23-10-1972 (the twenty third day of October nineteen and seventy two), private person, Malaysian Citizen, residing in Malaysia, number 41. USJ 17/3B Subang Jaya, Seangor, holder of passport number A19867820;—Director : Miss ANGGRAINI PRO VITASARI, born in

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Semarang, dated 14-7-1979 (the fourteenth day of July nineteen and seventy nine), private-person, Indonesian Citizen, residing in Bekasi, Kampong Pondok Benda, Neighborhood Association 007, Citizenship Association 002, Jatirasa Sub-District, Jatiasih District, holder of Identity Card number 3276095407780020;

-President Commissioner: Mr. RAMLI BIN MD NOR, born in Negeri Sembilan, dated 1-1-1958 (the first day of January nineteen and fifty eight), private person, Malaysian Citizen, residing in Malaysia, number 48 Jalan U1/13A Seksyen U1 Glenmarie Residents, Shah Alam, Selangor, holder of passport number A10694127;

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Authorized Translation -Commissioner : Mr. ABD KARIM BIN JONIT, born in Negeri Sembilan, dated 5-4-1947 (the fifth day of April nineteen and forty seven), private person, Malaysian Citizen, residing in Malaysia, Lot 7221 Jalan Delima Taman Setia, Gombak, Kuala Lumpur, holder of passport number A19752426; -Commissioner : Mr. RIO STEFIAN, born in Rumbai, dated 20-1-1982 (the twentieth day of January nineteen and eighty two), private-person, Indonesian Citizen, residing in Depok, i Jalan Sakura Blok F number 445 A, Neighborhood Association 005, Citizenship Association 015, Cinere Sub- District, Limo District, holder

Authorized Translation of Identity Card number 3276042001820003; -The said appointment of members of Board of Directors and Board of Commissioners has been accepted by the persons concerned.—The Board of Directors and/or proxies, either jointly or individually with the right to delegate this power to any third party that are authorized to apply for legalization on these Articles of Association from the authorized institutions and to make amendment and/or additions in any form whatsoever as may be necessary for obtaining such a legalization, and to submit and sign any and all applications and other documents, to choose legal domicile and to take any other acts which may be required.—This deed is completed at 12.15 WIB (twelve past fifteen minutes Western Indonesia Time). IN WITNESS WHEREOF -This deed was made and completed as minutes in Jakarta, on the day and date as mentioned at the preamble of this deed in the presence of: 1. EDI SUSANTO, born in Wates, dated 15-3-1983 (the fifteenth day of March nineteen eighty three), residing in South Jakarta, Komplek BBD Block AI, Neighborhood

Authorized Translation Association 004, Citizenship Association 003, Ciganjur Sub-District, Jagakarsa District, the holder of Identity Card number 09.5309.150383.0249; 2. KUSDARYONO, born in Jakarta, dated 21-12-1972 (the twenty first day of December nineteen seventy two), residing in South Jakarta, Asem II/10, Neighborhood Association 011, Citizenship Association 005, Cipete Selatan Sub-District, Cilandak District, the holder of Identity Card number 09.5306.211272.0305; both are the employees at the Notary Office.—Immediately after this deed has been read out by me, Notary, to the appearers and witnesses, it was immediately signed by the appearers, witnesses and me, Notary.—Executed without addition, without deletion and without substitution.—Original of this deed has been duly signed accordingly.—GIVEN AS COPY WITH THE SAME CONTENT. Signed and stamped above seal